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                                                                       Exhibit 2


GLOBAL-TECH APPLIANCES FILES A NOTIFICATION OF LATE FILING WITH THE SEC

Hong Kong, October 1, 2002 -- Global-Tech Appliances Inc. (NYSE: GAI) today announced that the Company has filed a Notification of Late Filing (Form 12b-25) with the Securities and Exchange Commission relating to its Annual Report on Form 20-F for the fiscal year ended March 31, 2002, which extended the filing date for the Form 20-F to October 15, 2002.

The audit of the Company's financial statements remains in process and is not yet completed, in part because the Company recently replaced Arthur Andersen & Co. in Hong Kong by PricewaterhouseCoopers in Hong Kong as the new auditors. Consequently, the Company is unable at this time to file its financial statements and the related disclosures required by the Form 20-F with the Securities and Exchange Commission. Upon completing its financial statements, the related audit and other disclosures necessary to comply with Form 20-F, the Company will file the annual report by October 15, 2002.

Global-Tech is a designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Mr. Coffee(R), Proctor-Silex(R), Sunbeam(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

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